EXHIBIT 99.1

BLAST ENERGY SERVICES SIGNS LETTER OF
INTENT TO PARTICIPATE IN DRILLING PROJECT IN CALIFORNIA OIL FIELD

Houston, TX – November 2, 2010 – Blast Energy Services, Inc. (“Blast”)(OTC BB: BESV) has entered into a letter of intent with Solimar Energy LLC (“Solimar”), to participate in a field extension drilling project to exploit an undeveloped acreage position in the Guijarral Hills Field located in the San Joaquin basin of central California. Solimar is a wholly-owned subsidiary of Solimar Energy Limited (SGY.AX), a publicly-traded company on the Australia Stock Exchange based in Melbourne, Australia.

“This is a unique California opportunity located in a known oil producing region with multiple producing sand sections which we believe provides several million barrels in upside oil reserve potential to Blast. This type of field extension project - which was previously leased by Chevron and Cal Minerals and has been overlooked for several decades - suits our investment strategy to invest in oil producing properties located in existing fields,” stated Michael Peterson, acting President and Chief Executive Officer of Blast.

The Potential
Located in the oil rich northwestern San Joaquin basin, the Guijarral Hills Field was originally discovered in 1948 and has produced over 50 million barrels of light oil with some natural gas over its lifetime. While the original field is largely abandoned today, Solimar has acquired an interest over three sections covering 2,543 acres.  One of the sections is located between two previously producing fields and is within 2,000 feet of the Guijarral Hills Field. As the initial drilling location is considered “in-field” the environmental and surface use requirements have already been cleared and drilling is planned to commence during the first quarter of 2011. The balance of the acreage is primarily to the west and south of the existing field in areas that Solimar believes has been under developed.

The field has produced from at least four sandstone oil reservoirs at depths between 7,500 feet and 11,000 feet and production wells historically have achieved initial production rates of over 500 barrels of oil per day (bopd). However, production rates as high as the early wells in the field when the reservoir and pressure conditions were pristine are not expected. This project is targeting 400 bopd initial flow rates from the wells planned.

Initial technical work conducted by Solimar has focused on identifying those parts of the field extension likely to have been less efficiently exploited by the original drilling program where it is hoped that commercial flow rates and good recovery of the remaining in place oil can be re-established. Solimar has completed further geological and reservoir engineering studies on the project and the results have been very positive for the potential recovery of light oil.

The Terms
Under the terms of the letter of intent with Solimar, Blast has an option to participate in the Guijarral Hills project on a promoted basis of one-third for a quarter, or 66-2/3 percent (%) of the costs to drill and complete the initial planned well. After competition of the initial well, Blast will earn a 50% working interest, with net revenue interest of 38%, in the entire project’s acreage position and will contribute on an equal heads up basis (i.e., 50% of all costs) on any additional wells that may be drilled in the project.

Additionally, Blast agreed to pay Solimar a non-refundable fee of $100,000 in return for the exclusive right for a period of 90 days to execute a definitive agreement and subject to Blast raising the funds to participate in this project. Should the 90 day period expire without an executed definitive agreement, Blast’s exclusivity fee will be applied toward a small interest in the field under the same terms of the letter of intent.

 The Costs
           The estimated gross cost to drill the initial planned well to its approximate total depth of 10,500 feet is approximately $2.3 million. Under the terms of the letter of intent, Blast would pay approximately $1.54 million of this cost. If the well is successful, Blast would then expect to pay its 66-2/3% promoted share toward the additional costs needed to complete the well and bring it onto production.  After the initial planned well is drilled, whether successful or not, Blast will participate in future drilling activities within the project at a 50% working interest.

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Website address
http://www.blastenergyservices.com

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). In particular, when used in the preceding discussion, the words "believes," "expects," "intends," "plans," "anticipates," or "may," and similar conditional expressions are intended to identify forward-looking statements within the meaning of the Act, and are subject to the safe harbor created by the Act. Any statements made in this news release other than those of historical fact, about an action, event or development, are forward-looking statements. Forward looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to be materially different from any future performance that may be suggested in this release. Such factors may include risk factors including but not limited to: the likelihood that the customer lawsuits result in meaningful proceeds, the ability to raise necessary capital to fund growth, adequate liquidity to manage operations and debt obligations, the introduction of new services, commercial acceptance and viability of new services, fluctuations in customer demand and commitments, pricing and competition, reliance upon lenders, contractors and vendors, the ability of Blast’s customers to pay for our services, together with such other risk factors as may be included in the Company's filings on its periodic filings on Form 10-K, 10-Q, and other current reports. Blast takes no obligation to update or correct forward-looking statements, and also takes no obligation to update or correct information prepared by third parties that are not paid for by Blast.

CONTACTS:                        Blast Energy Services, Inc.
John MacDonald
(281) 453-2888 or
(713) 725-9244
e-mail: jmacdonald@blast-es.com